Exhibit 99.1

SCRUB - Astra Launch Attempt Scrubbed for NASA's ElaNa 41 Mission

Saturday, 5th February 2022

1.
Presentation

Thomas Burghardt: Hello everyone and welcome to this live view of Launch Vehicle 0008 on the pad in Cape Canaveral, Florida. Space Launch Complex 46 at the Cape Canaveral Space Force Station. Right now we are at T minus 22 minutes and counting towards Astra's launch attempt for the NASA ElaNa 41 mission with the goal of deploying four CubeSat payloads into orbit. We're coming to you live today from both Cape Canaveral and Alameda, California, where Astra's headquarters is. My name is Thomas Burghardt, news director for NASASpaceflight, and I'm joined by Carolina Grossman, the Director of Product Management at Astra. Carolina, thank you so much for joining me.

Carolina Grossman: Thank you Thomas, glad to be here.

Thomas Burghardt: Absolutely. Really quick, we want to get into a status update on today's countdown. Like you saw, we're at just under 22 minutes and counting. So Carolina, can you give us a status update?

Carolina Grossman: Sure. Thank you for your patience if you've been waiting for us to begin this stream. The team is actively troubleshooting an issue with an asset on the range. However, we are proceeding and hoping that the issue will be resolved in time for our T-zero time in just about 20 minutes. The team has loaded propellant on to the vehicle and completed all of the checks that need to happen, so everything appears nominal. We're also keeping an eye on the weather. A cold front has moved through the area last night and into this morning, so we are keeping an eye on those surface-level winds, but pending the range asset, we believe everything else is looking good for our upcoming T-zero time.

Thomas Burghardt: We will continue to monitor the status of that range issue and the weather as well and keep you updated as we hear more. But right now the clocks are proceeding as we're coming up on 20 minutes and counting. Once again, Astra and NASASpaceflight are partnering to produce this livestream, so thank you to Astra for helping cover some expenses involved in making that happen.

And while we wait for more word as the countdown proceeds, we're also just going to do a brief overview of today's mission, which is the NASA ElaNa 41 mission. There are four CubeSats on board, three from different university teams and one from the NASA Johnson Space Center. Carolina, do you want to talk a little bit about the orbit that we are targeting today?

Carolina Grossman: Yes. We are heading to an orbit of 500 kilometers and 41 degrees, where we will deploy the four payloads from four different universities: the University of Alabama, Tuscaloosa; the University of California, Berkeley; New Mexico State University; and then NASA's Johnson Space Center has provided that fourth CubeSat on our mission there. Very exciting technology demonstrations and scientific investigations aboard today's mission.

Thomas Burghardt: Thanks Carolina. And of course that map also points out the new launch site for Astra, the first time launching from the Space Coast here in Florida, Cape Canaveral Space

Force Station's Launch Complex 46. And Carolina, this is another milestone for Astra as well, yeah?

Carolina Grossman: Yes, this will be our first time launching out of Cape Canaveral, which is very exciting. We are very thankful to our partners at NASA and Space Force and in particular the Space Launch Delta 45 and Space Florida, who have been absolutely wonderful to work with. One of the advantages of Astra's launch system is that much of the system is very easy to transport. So everything you see actually fits in shipping containers and so we can really launch with just a pad and a fence and some intranet. So we have been very grateful for the work from our partners in getting our pad set up very quickly over the last few months to make today's mission possible.

Thomas Burghardt: Excellent. This is also, of course, the first mission with payloads on board an Astra rocket that will be deployed into orbit as actual satellites. The ElaNa 41 mission is part of the Educational Launch of Nanosatellites program for NASA. This mission is also being referred to as the Venture Class Launch Services Demonstration 2 mission, which is the class of launch services NASA uses for these dedicated small satellites, and so that's another milestone for Astra as well. And of course the first launch of 2022 after the first successful flight, late last year, on the LV0007 flight out of Kodiak, Alaska.

Carolina Grossman: Yes, that's all correct Thomas. We are very excited about today. These Venture Class Launch missions help NASA support the development and demonstration of new commercial launch vehicles like Astra's rocket, and these small satellites have a higher risk tolerance. So we can demonstrate the system and mitigate risks and provide access for future small spacecraft and missions. These CubeSats have a large role in exploration, technology demonstration, and investigations at NASA, because they provide a low cost platform for these missions.

Thomas Burghardt: As we come up on about T minus 17 minutes here, Carolina, can you talk us through what's going on in the countdown now and the big milestone that we're about to hit in about a minute – or two minutes?

Carolina Grossman: Sure. So we are just about to enter our terminal count, which is the final 15-minute point where we complete the final preparations for launch. Before that we'll see a test of our water system, so that will kind of be our signal, and we'll wait for the go-ahead from the range issue that has hopefully been resolved.

Thomas Burghardt: And on that point, we can actually hear the teams going through the countdown at this point coming up on that terminal point milestone, so let's go ahead and listen in to the countdown.

Carolina Grossman: Hi everyone, if you're looking, we've held the countdown at T minus 15 minutes and we'll give you an update as soon as we have one.

Countdown Team 1: Astra flight on countdown. Based on updates from the Rock[?], Astra is just going to finish running its steps from step 122 to 140 and then stop at terminal count entry. Step 122 Tango, can you please reactivate machine AV 1 power… [fade out]

123 Tango toggle on power ESEs.

Countdown Team 2: Toggling power ESEs.

Countdown Team 1: At this time, please confirm status of ESE… Tango toggle drive spin both…

Carolina Grossman: And we do have an update for you all. Unfortunately, due to a range asset that has gone out of service today, we are going to stand down from today's launch attempt of the ElaNa 41 mission. Our launch window does extend to tomorrow as well, at the same time, 1 to 4 PM Eastern Time, and you can follow us on Twitter @Astra for updates on the latest. Thank you for joining us today and we're going to give it another try tomorrow.

Thomas Burghardt: Absolutely. Again, thank you to Astra for partnering with us on this livestream to help make this happen. We'll be back with more coverage hopefully tomorrow, pending the resolution of that range issue, like we said. So we hope you all come back and tune in again tomorrow and until then, we'll see you then.

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